Exhibit 10.12

Wayfair, LLC., 177 Huntington Avenue, Boston MA  02115;

T: (617) 502-7500; F: (617) 391-4611

October 2, 2013

Mr. Michael Fleisher

(917) 365-0599

michael@fleishers.net

Dear Michael,

We are pleased to offer you a position with Wayfair, LLC (“Wayfair”), as the Chief Financial Officer, commencing on October 21, 2013. The purpose of this letter is to describe the general terms and conditions of your employment with Wayfair.

Job Responsibilities:

You will be treated for all purposes of your employment, including without limitation, compensation and benefits, as a Senior Vice President of Wayfair, you will be a member of the Company’s senior management team and you will report to Niraj Shah, President and CEO.  You will be responsible for all of the activities of the firm as they relate to Finance, Legal, Investor Relations, and Human Resources.

Compensation:

Your starting annual salary shall be $350,000 per year, less applicable tax and other withholdings in accordance with the Company’s  normal payroll procedure. Your salary may be reviewed and adjusted from time to time.  The Company will pay your salary in its regularly scheduled payroll cycle.

Equity:

As a benefit to our employees, Wayfair provides employees with an equity interest in the Company pursuant to a formal equity plan.  We will provide you with an equity award of 568,000 Deferred Units, which will be issued to you pending quarterly board approval and which will vest over a five year period of time.  You will receive the documentation relating to the Wayfair equity plan upon your commencement of work at Wayfair.

Bonus:

You will be eligible to participate in the Company’s bonus and profit sharing plans.  Your bonus will be between 0- 20% of your annual salary. All bonus amounts will be pro-rated for the portion of the calendar year that you were an employee.  Bonuses are paid in the first quarter of the year for the calendar year that just ended and you must be an employee at time of payment to receive the bonus.

Fringe Benefits:

You will be entitled to receive the fringe benefits generally available to the Company’s employees. The Company, of course, may amend, terminate, or enhance the benefits provided to you and our other employees from time to time as it deems appropriate.

Paid Time Off:

You shall be entitled to 21 days paid time off per year.

Internal Policies:

During your employment with the Company, you will be required to follow all of the Company’s internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

Employment At Will:

Your employment with the Company shall be at will.  As such, your employment is for no definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any reason, or without a reason or cause.  The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Notwithstanding  the  above,  if you  are  terminated  for  anything  but  cause  in the  12  months following your employment start date, you will be eligible for 6 months of severance based on your salary at the time of termination.   For purposes of this Agreement, “Cause” shall mean any of following by the employee:

1.    Theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any company documents or records;

2.   The  material failure to abide by the company’s  code of conduct or other  policies, (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

3.   The unauthorized  use, misappropriation, destruction or diversion of any tangible  or intangible asset or corporate opportunity of the Company (including without limitation the improper use or disclosure of the Company’s confidential or proprietary information);

4.   Any  intentional  act  which has a material  detrimental  effect on the  Company’s reputation  or business;

5.   The repeated failure or inability to perform any reasonable assigned duties after written notice from the Company and after a reasonable opportunity to cure such failure or inability;

6.   Any material breach of an employment or service agreement between employee and Company which breach is not cured pursuant to the terms of such agreement;

7.   The conviction  (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the ability to perform the duties of the employee

Full Time Employment.

Your employment with the Company will be on a full-time basis. You will devote your full time and effort during normal business hours to the business of the Company.

No Conflicting Obligation/Conflicts of Interest.

You hereby represent and warrant to the Company that you are not presently under and will not hereafter become subject to any obligation to any person or entity which is inconsistent or in conflict with this agreement or which would prevent, limit or impair in any way your performance of your duties to the Company as described herein.  Specifically you represent and warrant that you have not brought with you any confidential or proprietary information of any former employer, and you are not subject to any agreement or obligation with a former employer which would prohibit your employment by the Company.  Further, during the term of your employment, you will not engage in any activity on behalf of, nor accept any salary, commissions, fee or compensation of any kind (other than investment income) from any person, firm or corporation competing with the Company.

Non-Competition, Non-Solicitation, Non-Disclosure And Invention Assignment Agreement

As a condition of your employment, you will be required to sign a Non-Compete, non-solicitation, non-Disclosure and Invention Agreement.  Among other things, the Agreement will provide that the Company owns your work product and all developments made by you related to the Company’s business; that you shall hold all non-public information regarding the Company confidential; and that you will not solicit, hire, divert or take away any employee, contractor, customer or supplier of the Company.

Conditions of Employment:

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required by Congress under the Immigration Reform and Control Act of 1986.  This documentation must be received and accepted by the Company within three (3) business days of your date of hire. Your employment is also contingent upon the Company’s completion of a satisfactory investigation of your background.  You agree to release the Company, its employees and agents and any individuals who may provide the Company with information regarding your background from any liability in connection with this background check.

Governing Law:

This letter shall be governed, construed and enforced in accordance with the laws of Massachusetts, without regard to principles of choice or conflicts of law.

Entire Understanding:

This letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company.  Your signature below acknowledges your understanding that your employment with Wayfair is at-will, as described above, and that neither this letter, Wayfair practice, or other oral or written policies or statements of Wayfair or its agents shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Wayfair is at-will.  No representative of Wayfair, except Wayfair’ President in writing signed by the President and you, has any authority to enter into any agreement contrary to the foregoing.

If the foregoing offer is acceptable to you, please acknowledge your acceptance by signing below and returning one copy of this letter to me.

	Very truly yours,

	Wayfair, LLC

	By:	/s/ Niraj Shah
		Niraj Shah
		Its President and CEO

ACCEPTED:

/s/ Michael Fleisher	10.7.13
Mr. Michael Fleisher	Date

/s/ Michael Fleisher	10.21.13

Addendum to Employment Agreement

This Addendum to Employment Agreement (this “Addendum”) is entered into this 5 day of May 2014 and is an addendum to the employment letter (the “Agreement”), dated October 2, 2013 between Wayfair LLC (“Wayfair”) and Michael Fleisher (“Employee”).  Terms used by not defined in this Addendum shall have the meaning ascribed to such terms in the Agreement.  In the event of a conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.  Other than as expressly stated in this Addendum, all provisions of the Agreement shall remain in full force and effect.

Whereas, the parties wish to memorialize their understanding as to certain benefits which Wayfair has agreed to provide to Employee;

Now therefore, the parties agree as follows:

1.              Housing.  During Employee’s employment with Wayfair, Wayfair agrees to pay the reasonable leasing costs of renting an apartment in Boston for Employee’s use, which costs shall be based on mutually agreed location and lease terms.

2.              Commuting Expenses. Wayfair shall pay or reimburse the Employee’s reasonable cost of weekly travel between his home and Wayfair’s Boston office and/or Employee’s Boston apartment, which travel will be consistent with Wayfair’s travel and expense policy.

3.              Tax Withholding.  All payments made to Employee pursuant to this Addendum may be subject to applicable tax withholding; provided that reimbursement for expenses set forth in Section 1 and Section 2 will be grossed up so that Wayfair will pay Employee such additional amounts necessary to ensure Employee’s receipt of the full amount which he would have been reimbursed but for the withholding or deduction.

4.              Section 409A.  The potential severance payable to Employee under the Agreement as a result of Employee’s termination of employment without cause in the 12 months following October 2, 2013 shall be paid as salary continuation payments over the six month period following such termination and only if such termination also results in Employee’s “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which severance is intended to be exempt from Section 409A.  In addition, to the extent that any reimbursements under this Addendum are subject to Section 409A, any such reimbursements shall be paid to Employee as soon as reasonably practicable but in no event later than December 31 of the year following the year in which the expense was incurred.

For the avoidance of doubt, these terms shall apply retroactively to Employee’s start date at Wayfair.

IN WITNESS WHEREOF, the parties have caused this Addendum to be signed below.

Wayfair LLC:	Michael Fleisher

By:
Name:
Title: